    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1999

                                          REGISTRATION NO. -333-________________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON. D.C. 20549

                                ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              NEOTHERAPEUTICS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                                                93-0979187
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                 157 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618
                                 (949) 788-6700
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


          ALVIN J. GLASKY, PH.D., PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              157 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 788-6700
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                ---------------

                                   COPIES TO:
                             C. CRAIG CARLSON, ESQ.
                              ROBERT E. RICH, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                            660 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=====================================================================================================================
                                                     Proposed maximum       Proposed maximum
     Title of securities          Amount to be        offering price       aggregate offering         Amount of
      to be registered           registered(1)           per share                price           registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value      845,594 shares        $11.03(3)           $ 9,326,901.82           $2,462.30
---------------------------------------------------------------------------------------------------------------------
Common Stock issuable
  upon exercise of
  Closing Warrants                 126,839               $14.235(4)          $ 1,805,553.17           $  476.67
---------------------------------------------------------------------------------------------------------------------
Common Stock issuable
  upon exercise of
  Adjustable Warrants              813,666(2)            $.001(4)            $       813.67           $    0.22
---------------------------------------------------------------------------------------------------------------------
            Total                1,786,099                                   $11,133,268.66           $2,939.19
=====================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The number of shares registered hereby is based on a formula included in the Adjustable Warrants and represents an estimate of the number of shares of common stock that would be issuable upon exercise of the Adjustable Warrants assuming the adjustment price pursuant to the formula was $6.75, or 50% of the closing bid price of the Company's common stock on November 18, 1999, the trading date immediately preceding the closing date of a securities purchase agreement between the Registrant and the holders of the Adjustable Warrants.

(3) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the Common Stock on December 10, 1999, which was approximately $11.03 per share.

(4) The exercise price of the Warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

                                ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                            UP TO 1,786,099 SHARES OF

                              NEOTHERAPEUTICS, INC.

                                  COMMON STOCK

         Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On ____________, 2000, the closing price of our common stock was $__________.

         These shares of common stock are being sold by the holders of certain of our securities listed under the heading "Selling Stockholders." The selling stockholders previously received the shares from us or will receive the shares from us by exercising previously issued common stock purchase warrants. We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

         The number of shares being offered for sale includes 845,594 shares owned by the selling stockholders and 126,839 shares that are issuable upon exercise of Closing Warrants held by the selling stockholders. This prospectus also covers 813,666 shares that would be issuable upon exercise of Adjustable Warrants held by the selling stockholders, assuming that the adjustment price specified in a formula included in the Adjustable Warrants was $6.75, or 50% of the closing bid price of our common stock on November 18, 1999, the trading day immediately preceding the closing date of a securities purchase agreement between us and the selling stockholders. The actual number of shares of common stock issuable upon exercise of the Adjustable Warrants will be determined at two vesting dates, March 18, 2000 and May 17, 2000, and will be determined according to a formula based on the average of the ten lowest closing bid prices per share of our common stock during the thirty (30) consecutive trading days immediately preceding each vesting date. The actual number of shares of common stock which the selling stockholders will receive upon exercise of the Adjustable Warrants could be materially more than 813,666, depending upon the market price of our common stock as of each vesting date.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                                   -----------

              The date of this prospectus is __________ ___, 2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
         Where You Can Find More Information................................  2
         About NeoTherapeutics, Inc.........................................  3
         Risk Factors.......................................................  4
         Forward-Looking Statements......................................... 15
         Issuance of Common Stock to Selling Stockholders................... 16
         Use of Proceeds.................................................... 16
         Selling Stockholders............................................... 17
         Plan of Distribution............................................... 18
         Legal Matters...................................................... 19
         Experts............................................................ 19
         Limitation of Liability and Disclosure of Commission Position on
            Indemnification For Securities Act Liabilities.................. 19

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

         Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         Our definitive Proxy Statement filed pursuant to Section 14 of the Exchange Act in connection with our 1999 Annual Meeting of Stockholders;

         Our Current Reports on Form 8-K filed January 28, 1999, February 9, 1999 and December 7, 1999;

         Our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

         The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

         You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

         This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-___________). More information about the shares sold by the selling stockholders is contained in that registration statement and the exhibits filed along with the registration statement. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

                              ABOUT NEOTHERAPEUTICS

         NeoTherapeutics, Inc. is a development-stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injury, stroke, Parkinson's disease, migraine, depression and obesity. Our initial product candidate, Neotrofin(TM) (AIT-082, leteprinim potassium), and other compounds under development, are based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier to act rapidly upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that our Neotrofin(TM) compound appears to increase selectively the production in animals of certain neurotrophic factors, a type of large protein, in selected areas of the brain and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. Our technology has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and maturation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects.

         NeoTherapeutics, Inc. was incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. All references to "we," "our" or "NeoTherapeutics" refer to NeoTherapeutics, Inc. and its subsidiaries. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

WE HAVE INCURRED LOSSES IN EVERY YEAR SINCE OUR INCEPTION AND EXPECT TO CONTINUE INCURRING LOSSES FOR THE NEXT SEVERAL YEARS AS WE SEEK TO BRING OUR INITIAL DRUG PRODUCT TO MARKET.

         We are considered a development stage company because we have not yet generated revenues from sales. From our inception in 1987 through September 30, 1999, we have incurred cumulative losses of approximately $37.6 million, almost all of which consisted of research and development and general and administrative expenses. Our losses have been increasing. We lost approximately $6.2 million in 1997, $11.6 million in 1998, and $13.8 million in the nine months ending September 30, 1999. We expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. It is possible that we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years. Our ability to become profitable and to achieve long-term success will depend on:

         o  the time and expense necessary to develop our proposed products;

         o whether and how quickly we can obtain regulatory approvals for such products; and

         o  our success in bringing these products to market.

THE SCIENTIFIC AND MEDICAL CHALLENGES ASSOCIATED WITH DEVELOPING OUR DRUG PRODUCTS MAY MAKE IT IMPOSSIBLE FOR US TO DEVELOP PRODUCTS THAT CAN PASS REGULATORY SCRUTINY AND BE SOLD FOR A PROFIT. IF WE FAIL TO DEVELOP SUCCESSFUL PRODUCTS WE WILL NEVER GENERATE REVENUES.

         Our proposed products are in an early stage of development. They will require additional research and development, clinical testing and regulatory clearances. We currently do not sell any products and do not expect to have any products commercially available for at least two years. Our proposed products are subject to the risks of failure inherent in the development of pharmaceutical products based on innovative technologies. Some of these risks are that a proposed product:

         o  could be ineffective or toxic;

         o  may fail to receive necessary regulatory clearances;

         o  will be uneconomical to manufacture or market;

         o  may not be sold because of patent or other rights of third parties;
            or

         o becomes unmarketable because a third party introduces an equivalent or superior product.

As a result, we are unable to predict whether our research and development activities will result in any commercially viable products or applications. Disorders of the central nervous system, our primary area of therapeutic focus, are not thoroughly understood by the scientific and medical community and are the subject of continuing research. We cannot be certain that our proposed products will prove to be safe or effective in treating such disorders or any other diseases. In our industry, the majority of compounds fail to enter clinical studies, and the majority of products entering clinical studies after achieving promising preclinical results are not commercialized successfully.

WE WILL NEED MORE THAN $80 MILLION OF ADDITIONAL FUNDS TO DEVELOP OUR LEAD DRUG CANDIDATE SUCCESSFULLY AND IT MAY BE IMPOSSIBLE TO OBTAIN SUCH FUNDING ON TERMS ACCEPTABLE TO US. WITHOUT SUCH FUNDING WE WILL NOT DEVELOP SUCCESSFUL DRUG CANDIDATES AND WILL NEVER GENERATE REVENUES.

         We will require substantial additional capital to further develop our proposed products and to commercialize any products that are developed. Our capital requirements will depend on many factors, including:

         o  the progress of our research and development program;

         o  the progress of preclinical and clinical testing;

         o  the time and cost involved in obtaining regulatory approvals;

         o the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

         o  competing technological and market developments; and

         o our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

         We currently are spending cash at a rate in excess of $2.0 million per month, and we expect this rate of spending to continue for approximately the next 12 months.

         We expect that we will need a minimum of $80 million to complete development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the Food and Drug Administration for approval for commercial sale. We believe that our existing cash and capital resources will allow us to satisfy our current funding requirements for approximately the next 8 months. Thereafter, we will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize our proposed products.

         We expect that we will seek such additional funding through public or private financings or collaborative or other arrangements with third parties. We cannot be certain that additional funds will be available on acceptable terms, if at all. Any future equity financing will decrease the percentage ownership of existing stockholders and may, depending on the price at which we are able to sell the equity securities, result in substantial economic dilution to our existing stockholders. Alternatively, we may obtain funds by entering into arrangements with third parties. These arrangements may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish.

         If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs. Any failure to obtain adequate funding, or any unfavorable arrangement regarding our products or technology, would limit our ability to develop or commercialize our products and could harm our business.

WE DEPEND ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING OF OUR PROPOSED DRUG PRODUCTS. IF WE ARE UNABLE TO OBTAIN SUCH SERVICES ON TERMS ACCEPTABLE TO US, WE MAY FAIL TO DEVELOP SUCCESSFUL DRUG PRODUCTS AND TO GENERATE REVENUES.

         Except with respect to our Neotrofin(TM) compound, we currently do not intend to conduct later-stage human clinical trials ourselves or to manufacture any of our proposed products for commercial sale nor do we have the resources necessary to do so. We currently are seeking larger pharmaceutical companies as partners to conduct such activities as well as to market and distribute our products. However, we will seek to retain certain co-marketing rights to certain of our proposed products, so that we may promote such products to selected medical specialists while our corporate partner promotes these products to the medical market generally.

         We cannot guarantee that we will be able to enter into any such partnering arrangements on this or any other basis. In addition, we cannot guarantee that we or our potential corporate partners can successfully introduce our proposed products or that such proposed products will achieve acceptance by patients, health care providers and insurance companies. Further, it is possible that we may not be able to manufacture and market our proposed products at prices that would permit us to make a profit.

EXTENSIVE AND COSTLY CLINICAL TRIALS WILL BE NECESSARY TO ASSESS THE SAFETY AND EFFICACY OF OUR POTENTIAL DRUG PRODUCTS. IF WE ARE UNABLE TO IMPLEMENT CLINICAL TRIALS SUCCESSFULLY, OR IF THE TRIALS SHOW THAT OUR DRUG CANDIDATES ARE INSUFFICIENTLY SAFE OR EFFECTIVE, WE WILL BE UNABLE TO SELL OUR DRUG PRODUCTS AND WILL NOT GENERATE REVENUES.

         The rate of completion of clinical trials depends on, among other factors, the type, novelty and complexity of the product and the rate of patient enrollment. Patient enrollment is a function of many factors, including:

         o  the nature of the clinical trial protocols;

         o  existence of competing protocols;

         o  size of the patient population;

         o  proximity of patients to clinical sites; and

         o  eligibility criteria for the study.

         Delays in patient enrollment will increase costs and delay the introduction of our potential products, thereby harming our business and financial condition.

         Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials. This competition could delay completion of clinical trials and/or result in increased costs.

         Even if we successfully enroll patients in our clinical trials, we cannot guarantee they will respond to our potential products. We think it is prudent to expect setbacks. If we do not comply with the U.S. Food and Drug Administration regulations applicable to such testing, our clinical trials could be delayed, suspended or cancelled, or the FDA might not accept the results of such testing. The FDA may suspend clinical trials at any time if it concludes that the subjects participating in such trials are being exposed to unacceptable health risks. Further, we cannot assure you that human clinical testing will show any current or future product candidate to be safe and effective or that data derived therefrom will be suitable for submission to the FDA.

OUR MANAGEMENT HAS LIMITED MANUFACTURING AND MARKETING EXPERIENCE AND MAY HAVE DIFFICULTY MANAGING OUR GROWTH. IF WE ARE UNABLE TO MANAGE GROWTH AND MAKE THE TRANSITION FROM A COMPANY FOCUSED EXCLUSIVELY ON RESEARCH AND DEVELOPMENT TO A COMMERCIAL ENTERPRISE WE MAY HAVE TO LICENSE OUR PRODUCTS TO THIRD PARTIES OR SELL OUR ASSETS OR ENTIRE BUSINESS FOR PRICES THAT ARE LESS THAN WE BELIEVE TO BE THEIR LONG-TERM VALUE.

         We cannot guarantee that we will be able to develop manufacturing or marketing capabilities successfully, either on our own or through third parties, or that we will be able to manage the expansion of our operations successfully. To date, we have engaged exclusively in the development of pharmaceutical technology and products. Our management has substantial experience in pharmaceutical company operations, but has limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. Our management has only limited experience in negotiating, establishing and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process.

         We cannot be certain that we will be able to engage successfully in any of these activities with respect to any products which we attempt to commercialize. If we decide to establish a commercial-scale manufacturing facility for our lead product candidate Neotrofin(TM), we will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. This growth may strain our management and operations. Our ability to manage such growth depends upon the ability of our officers and key employees to:

         o broaden our management team and to attract, hire and retain skilled employees;

         o implement and improve our operational, management information and financial control systems;

         o  expand, train and manage our employee base; and

         o  develop additional expertise among existing management personnel.

WE NEED TO COMPLY WITH EXTENSIVE GOVERNMENTAL REGULATION TO OBTAIN PRODUCT APPROVALS AND TO MARKET PRODUCTS AFTER APPROVALS. IF WE FAIL TO COMPLY WITH SUCH REGULATIONS, WE MIGHT NOT BE PERMITTED TO SELL OUR PRODUCTS OR COULD BE SUBJECT TO CRIMINAL OR CIVIL PENALTIES.

         Various agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of proposed products and ongoing research and development activities. The U.S. Food and Drug Administration and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when Neotrofin(TM) or any other potential product will be available commercially, if at all.

         Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, we cannot guarantee that FDA or other regulatory approvals will be granted on a timely basis, if at all.

         If we are delayed or fail to obtain such approvals, our business may be damaged. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

         o  product recalls or seizures;

         o  injunctions;

         o  civil penalties;

         o  criminal prosecution;

         o refusals to approve new products and withdrawal of existing approvals; and

         o  enhanced exposure to product liabilities.

         If we sell our products outside the United States, we will be subject to regulatory requirements governing such sales. These requirements vary widely from country to country and could delay introduction of our products in those countries.

IF THIRD-PARTY PAYORS SET REIMBURSEMENT LEVELS FOR OUR DRUG PRODUCTS THAT DO NOT ADEQUATELY COMPENSATE THOSE USING OUR DRUG PRODUCTS, DEMAND FOR OUR PRODUCTS MAY FAIL TO GROW OR COULD DECLINE.

         Our commercial success will depend heavily on the extent to which third-party payors, including government authorities (such as Medicare), managed care providers and private health insurers will reimburse users for the costs of our products and any related treatments. If those who buy or use our products are not adequately reimbursed, they may forego or reduce such use.

         Governmental authorities and private third-party payors are engaged in ongoing efforts to contain or reduce the costs of pharmaceutical products. In the United States, an increasing emphasis on managed care and consolidation of hospital purchasing has and will continue to place pressure on pharmaceutical prices, and may reduce the prices we can charge for our potential products. In many major foreign markets, pricing approval is required before sales can commence and prices are often set by governmental authorities. These private and public price controls are subject to change at unpredictable times. Market acceptance of our potential products will be curtailed severely if adequate coverage and reimbursement levels are not provided by governmental authorities and private third-party payors. This includes developments in countries where any of our potential collaborative partners operate.

THE LOSS OF KEY RESEARCHERS OR MANAGERS OR THE INABILITY TO HIRE NECESSARY PERSONNEL COULD HINDER OUR DRUG DEVELOPMENT PROCESS SIGNIFICANTLY AND MIGHT CAUSE OUR BUSINESS TO FAIL.

         Our success depends upon the contributions of our key management and scientific personnel. If we lose the services of any such personnel we could be delayed in or precluded from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer, in the face amount of $2 million, the loss of Dr. Glasky's services could substantially damage our business.

         We also will need substantial additional expertise in such areas as finance and marketing, among others, in order to achieve our business objectives. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could damage our business.

IF WE ARE UNABLE TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE VALUE OF OUR RESEARCH COULD DECLINE AS OUR COMPETITORS APPROPRIATE PORTIONS OF OUR RESEARCH.

         We actively pursue patent protection for our proprietary products and technologies. We hold three U.S. patents and currently have five U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may be required to file suit to protect our patents, and we cannot be certain that we will have the resources necessary to pursue such litigation or otherwise to protect our patent rights.

         We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. Others could develop substantially equivalent proprietary information or gain access to our trade secrets.

         We have a policy requiring that our employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. However, these agreements may not successfully protect our trade secrets or other proprietary information.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST US COULD BE TIME CONSUMING AND EXPENSIVE TO DEFEND AND MAY HARM OUR BUSINESS.

         Other could assert claims against us based on their patents. Such claims could seek damages as well as an injunction prohibiting clinical testing, manufacturing and marketing of the product at issue. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the product at issue. It is possible that any license required under any such patent would not be made available on acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, a substantial portion of our financial and personnel resources could be consumed, regardless of the outcome of such litigation.

WE ARE A SMALL COMPANY RELATIVE TO OUR PRINCIPAL COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS.

         Competition in the pharmaceuticals market is intense. Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease and certain of the other applications we are pursuing. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. These competitors may develop pharmaceutical products that are more effective or less costly than any products which we may develop. To date, only one product, donepezil (Aricept(R), Pfizer, Inc.), is being marketed actively in the U.S. for the treatment of Alzheimer's disease.

         Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proposed products, competition likely will depend primarily on the effectiveness of the particular product and the number, gravity and severity of its unwanted side effects as compared to alternative products or treatments.

         We compete in an industry which is characterized by extensive research and development efforts and rapid technological progress. Although we believe that our proprietary technology may give us a competitive advantage with respect to our proposed products, new developments are expected to continue and it is possible that discoveries by others will render our potential products noncompetitive. Our competitive position also depends on our ability to:

         o  attract and retain qualified scientific and other personnel;

         o  develop effective proprietary products;

         o  implement development and marketing plans;

         o  obtain patent protection; and

         o  secure adequate capital resources.

We may fail to achieve one or more of these goals.

HOLDERS OF OUR ADJUSTABLE WARRANTS COULD ENGAGE IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE ADJUSTABLE WARRANTS. IF THIS OCCURS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

         The number of shares of common stock issuable upon exercise of the Adjustable Warrants, if any, will be determined at two vesting dates, March 18, 2000 and May 17, 2000, according to a formula based on the average of the ten lowest closing bid prices of our common stock during the 30 consecutive trading days immediately preceding each vesting date. The exercise price of the shares of common stock issuable upon exercise of the Adjustable Warrants is $0.001 per share, regardless of the number of shares which may vest. A greater number of shares of common stock are issuable the lower the price of our common stock. Increased sales volume of our common stock could put downward pressure on the market price of the shares. This fact could encourage holders of the Adjustable Warrants to sell short our common stock prior to each vesting date under the Adjustable Warrants, thereby potentially causing the market price to decline and a greater number of shares to vest. The holders of the Adjustable Warrants could then exercise their Adjustable Warrants and use the shares of common stock received upon exercise to cover their short positions. The holders of the Adjustable Warrants could thereby profit by the decline in the market price of the common stock caused by their short selling.

OUR COMMON STOCK COULD BE DELISTED FROM NASDAQ'S NATIONAL MARKET

         Our common stock is listed on the Nasdaq National Market. To remain listed on this market, we must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. If the price of our common stock falls below $1.00 per share for an extended period, or if we fail to meet other Nasdaq standards or violate Nasdaq rules, our common stock could be delisted from the Nasdaq National Market.

         Nasdaq has established certain rules regarding the issuance of "future priced securities." These rules may apply to our Adjustable Warrants because additional shares of our common stock are issuable upon exercise based on a future price of our common stock. Nasdaq's concerns regarding our Adjustable Warrants include the following:

         SHAREHOLDERS MUST APPROVE SIGNIFICANT ISSUANCES OF LISTED SECURITIES AT A DISCOUNT TO MARKET OR BOOK VALUE. Nasdaq rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. We did not obtain stockholder consent prior to issuing the Adjustable Warrant.

         PUBLIC INTEREST CONCERNS. Nasdaq may terminate the listing of a security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.

         Furthermore, certain requirements for continued listing, such as the $1.00 minimum bid price requirement, are outside of our control. Accordingly, there is a risk that our common stock might be delisted from the Nasdaq National Market.

         If our common stock is delisted, we likely would seek to list our common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. However, listing or quotation on such market or exchange could reduce the market liquidity for our common stock.

         If our common stock were not listed or quoted on another market or exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock.

         In addition, delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our securities to so-called "penny stock" rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling their securities in the secondary market. In either case, the market liquidity of our common stock would decline.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

         A substantial number of shares of our common stock are eligible for future sale in the public market. These include 9,124,576 shares that are outstanding as of December 13, 1999, as well as shares that may be issued upon exercise of outstanding stock options and warrants. As of December 13, 1999, security holders held options and warrants which, if exercised, would obligate us to issue up to an additional 4,643,496 shares of common stock. A substantial number of those shares, when issued upon exercise, will be available for immediate resale in the public market. In addition, we are permitted to issue up to an additional $9.5 million of our common stock under the Equity Line Agreement during the remainder of its term. The shares of common stock we sell under the Equity Line Agreement will be available for resale in the public market. The market price of our common stock could fall as a result of such resales.

THE ISSUANCE OF STOCK PURSUANT TO THE EQUITY LINE AGREEMENT MAY CAUSE DILUTION TO OUR CURRENT STOCKHOLDERS.

         The sale of shares of common stock pursuant to the Equity Line Agreement may have a dilutive impact on our current stockholders because it will be issued at a discount to the then-prevailing market price of our common stock. These discounted sales could cause the market price of our common stock to drop.

PATIENTS MAY ASSERT PRODUCT LIABILITY CLAIMS AGAINST US AND MAY SUE US FOR FAILURES OF OUR POTENTIAL DRUG PRODUCTS.

         Although we currently carry product liability insurance with coverage limits of $5.0 million, it is possible that the amounts of such coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to obtain or maintain additional insurance on acceptable terms, or at all, for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could damage our business.

THE USE OF HAZARDOUS MATERIALS IN OUR RESEARCH AND DEVELOPMENT EFFORTS IMPOSES CERTAIN COMPLIANCE COSTS ON US AND MAY SUBJECT US TO LIABILITY FOR CLAIMS ARISING FROM THE USE OR MISUSE OF THESE MATERIALS.

         Our research and development efforts involve the use of hazardous materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there were an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

OUR SHARES HAVE EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL INVESTORS.

         Our common stock has experienced significant fluctuations in market price and trading volume and is likely to continue to fluctuate in the future. Factors that may cause the market price and trading volume of our common stock to fluctuate include:

         o timing and announcements of the results of our clinical trials, our technological innovations or new products, or those of our competitors;

         o  fluctuations in our results of operations;

         o  FDA and foreign regulatory actions;

         o  developments with respect to patents and proprietary rights;

         o public concern as to the safety of products developed by us or others;

         o changes in health care policy in the United States and in foreign countries;

         o changes in stock market analyst recommendations regarding our common stock;

         o failure of our results of operations to meet the expectations of stock market analysts and investors;

         o increases in the number of outstanding shares of our common stock resulting from sales of new shares, the conversion of shares of our Series A preferred stock, or the exercise of warrants or stock options;

         o changes in investors' perception of the pharmaceutical industry generally; and

         o  general stock market conditions.

         In addition, the stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR COMMON STOCK. THEIR OWNERSHIP COULD ALLOW THEM TO EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS AND TO IMPLEMENT CORPORATE ACTS THAT ARE NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A GROUP.

         Our directors and executive officers beneficially own approximately 19.9% of our outstanding common stock as of December 13, 1999. In addition, Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders. Therefore, our directors and executive officers, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership and voting control may discourage or prevent someone from acquiring our business.

PROVISIONS IN OUR CHARTER AND BYLAWS MAY DISCOURAGE MERGERS AND OTHER TRANSACTIONS.

         Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.

OUR BUSINESS AND THE BUSINESS OF OUR SUPPLIERS COULD BE HARMED BY COMPUTER ERRORS OR FAILURES ASSOCIATED WITH THE YEAR 2000 PROBLEM.

         The Year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and to save storage space. Therefore, when dates in the year 2000 and beyond are indicated and computer programs read the date "00," the computer may default to the year "1900" rather than the correct "2000." This could result in incorrect calculations, faulty data and computer shutdowns, which would cause disruptions of operations. In addition, the year 2000 is a leap year and systems need to recognize it as such.

         We have completed an inventory and risk assessment of our:

         o internal information technology system applications (including voice and data systems);

         o internal non-information technology facilities systems (including embedded software in environmental controls, security systems, fire protection systems, elevators and public utility connections for gas, electric and telephone systems); and

         o embedded and external software contained in laboratory and other equipment that we believe could be adversely affected by the Year 2000 issue.

         We believe that our internal systems are, at the present time, substantially compliant based upon internal systems tests, currently available information and reasonable assurance by our equipment and software vendors. The cost to remediate Year 2000 issues with regard to these systems is not material.

         In June of 1998, we began sending questionnaires to and/or contacting our outside vendors regarding their state of readiness with respect to identifying and remediating their Year 2000 issues. We have completed our risk assessment of our outside vendors and are currently reviewing their compliance. We cannot be certain that our vendors will adequately address their Year 2000 issues.

Furthermore, we cannot determine that third parties upon which our vendors depend will accomplish adequate remediation of their Year 2000 issues. We believe that, with respect to the computer systems of our major outside vendors, should a Year 2000 issue exist whereby a vendor was unable to address our needs, alternative vendors have been identified and are readily available that could furnish us with the same or similar supplies or services that we presently receive from these vendors without undue cost or expense.

         Based on currently available information, we believe that the impact of the Year 2000 issue, as it relates to our internal operations, information systems and software applications, will not be material. In the event we fail to resolve successfully our Year 2000 issues with respect to our internal systems in a timely manner, we believe that, while such events would be disruptive to our operations in the short term, such circumstances would not harm our business significantly over the long term. However, failure of the major third parties, in particular the financial institutions with which we have significant banking and investment management relationships and our third party manufacturers, to be Year 2000 compliant could inflict significant damage on our business or business prospects.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

         On November 19, 1999 we entered into a Securities Purchase Agreement with Montrose Investments Ltd., a Cayman Islands corporation, and Strong River Investments, Inc., a British Virgin Islands corporation. Under that agreement, we issued and sold the following securities for total cash consideration of $10.0 million:

         o  a total of 845,594 shares of our common stock;

         o Closing Warrants to purchase 126,839 shares of common stock at an exercise price of $14.24 per share; and

         o Adjustable Warrants to purchase a number of shares of common stock to be determined at two vesting dates, March 18, 2000 and May 17, 2000, at an exercise price of $0.001 per share.

         The number of shares of common stock issuable at each vesting date under the Adjustable Warrants, if any, will be determined by a formula in the Adjustable Warrant and is based on the 10 lowest closing bid prices of our common stock during the 30 consecutive trading days preceding each vesting date. A greater number of shares of common stock are issuable the lower the price of our common stock. However, if the average of the 10 lowest closing bid prices of our common stock during the 30 consecutive trading days preceding a vesting date exceeds approximately $13.25 per share, then no shares are issuable pursuant to the Adjustable Warrants for that vesting date. In addition, if at any time each of (a) the average of the closing bid prices of our common stock for 30 consecutive trading days exceeds $17.74 and (b) the closing bid price of our common stock exceeded $17.74 for at least 10 of those 30 days, then no shares will vest pursuant to the Adjustable Warrants for any subsequent vesting date. We also have the option at the time of the first vesting date to redeem up to one half of the shares of common stock sold to the selling stockholders on November 19, 1999, and thereby cancel the second vesting. The Adjustable Warrants expire if not exercised by August 15, 2000.

         The terms of the warrants prohibit any holder thereof from exercising the warrants to the extent that such exercise would result in such holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of the outstanding shares of common stock following such exercise. Such restriction may be waived by the holder of the warrants as to itself upon not less than 61 days' notice to us.

         Pursuant to a Registration Rights Agreement which we entered into with Montrose Investments Ltd. and Strong River Investments, Inc., we have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they purchased pursuant to the Securities Purchase Agreement and that they acquire upon any exercise of the warrants. The number of shares that we have registered is based upon the actual number of shares sold to the selling stockholders pursuant to the Securities Purchase Agreement, the number of shares issuable upon any exercise of the Closing Warrants, and an estimate of the number of shares issuable upon exercise of the Adjustable Warrants. The estimate of the number of shares issuable upon exercise of the Adjustable Warrants is based on a formula included in the Adjustable Warrant and assumes that the adjustment price specified in the formula was $6.75, or 50% of the closing bid price of our common stock on November 18, 1999, the trading day immediately preceding the closing date of the Securities Purchase Agreement, in order to cover potential downward movements in the market price of our common stock.

         Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock by the selling stockholders as of December 7, 1999. The number of shares of common stock listed as beneficially owned by each selling stockholder and potentially offered by this prospectus represents the number of shares of common stock owned as of December 7, 1999, the number of shares issuable upon exercise of the Closing Warrants, and a number of shares issuable upon exercise of the Adjustable Warrants, based on certain assumptions as to the price of our common stock. The actual number of shares issuable upon exercise of the Adjustable Warrants will be determined at each of two vesting dates, March 18, 2000 and May 17, 2000. The terms of the warrants prohibit any holder from exercising the warrants to the extent that such exercise would result in such holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of the outstanding shares of our common stock following such exercise. Such restriction may be waived by the holder of the warrant as to itself upon not less than 61 days' notice to us. The cover page of this prospectus indicates that the selling stockholders may sell up to 1,786,099 shares of common stock. That number of shares includes an estimate of the number of shares issuable upon exercise of the Adjustable Warrants based on a formula included in the Adjustable Warrant, and assumes that the adjustment price specified in the formula was $6.75, or 50% of the closing bid price of our common stock on November 18, 1999, the trading day immediately preceding the closing date of the Securities Purchase Agreement, in order to cover potential downward movements in the market price of our common stock. The number of shares stated on the cover page of this prospectus is not intended to constitute a prediction as to the future market price of our common stock or as to the number of shares which may vest pursuant to the Adjustable Warrants. HBK Management L.L.C., of which Mr. Harlan B. Korenvaes is Managing Director, has voting and investment power over the securities beneficially owned by Montrose Investments Ltd. Enright Holding Corp., of which Mr. Avi Vigder is managing director, has voting and investment power over the securities beneficially owned by Strong River Investments, Inc.


                                                                                            Shares of Common Stock
                                              Number of Shares                                Beneficially Owned
Name                                          of Common Stock          Number of Shares    Following the Offering(5)
                                             Beneficially Owned        of Common Stock     -------------------------
                                               Before Offering          Offered Hereby     Number        % of Class
                                             ------------------        --------------      ------        ----------
Montrose Investments Ltd.                          681,348(1)             893,050(2)      195,131            2.14

Strong River Investments, Inc.                     496,916(3)             893,049(4)       10,700             *

-------------
 *   Less than 1%.

(1) Includes 569,178 shares held by Montrose Investments Ltd. as of December 7, 1999 and 112,170 shares subject to currently exercisable warrants.

(2) Includes 422,797 shares held by Montrose Investments Ltd. as of December 7, 1999, 63,420 shares subject to a currently exercisable warrant, and 406,833 shares potentially issuable upon exercise of the Adjustable Warrants.

(3) Includes 433,497 shares held by Strong River Investments, Inc. as of December 7, 1999 and 63,419 shares subject to a currently exercisable warrant.

(4) Includes 422,797 shares held by Strong River Investments, Inc. as of December 7, 1999, 63,419 shares subject to a currently exercisable warrant, and 406,833 shares potentially issuable upon exercise of the Adjustable Warrants.

(5) Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o  short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Upon the Company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         The Company has advised the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of the shares offered hereby.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.

                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our by-laws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, by-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

================================================================================






                        1,786,099 SHARES OF COMMON STOCK



                              NEOTHERAPEUTICS, INC.






                                   PROSPECTUS




                              _______________, 2000






================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

         Registration Fee............................................$ 2,939.19
         Accounting Fees and Expenses................................$ 5,000.00*
         Legal Fees and Expenses.....................................$25,000.00*
         Miscellaneous...............................................$ 2,060.81*
                                                                     ----------
                  Total..............................................$35,000.00*
                                                                     ==========
---------------------
 *  Estimated

Item 15.  Indemnification of Directors and Officers.

         The by-laws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, by-laws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits.

       Exhibits.                      Description
       ---------                      -----------

         4.1 Securities Purchase Agreement dated as of November 19, 1999, by and among Registrant, Strong River Investments, Inc. and Montrose Investments L.P.(1)

         4.2 Registration Rights Agreement dated as of November 19, 1999, by and among Registrant, Strong River Investments, Inc. and Montrose Investments L.P.(1)

       Exhibits.                    Description
       ---------                    -----------

         4.3 Closing Warrant issued by Registrant to Montrose Investments L.P., dated as of November 19, 1999.(1)

         4.4 Closing Warrant issued by Registrant to Strong River Investments, Inc., dated as of November 19, 1999.(1)

         4.5 Adjustable Warrant issued by Registrant to Montrose Investments L.P., dated as of November 19, 1999.(1)

         4.6 Adjustable Warrant issued by Registrant to Strong River Investments, Inc., dated as of November 19, 1999.(1)

         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

        23.1 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5).

        23.2      Consent of Arthur Andersen LLP.

        24.1 Power of Attorney (included on the signature page to this Registration Statement).

-----------------
(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on December 7, 1999.

Item 17. Undertakings.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                       (iii) Include any additional or changed information on
                  the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 14, 1999.

                                            NEOTHERAPEUTICS, INC.

                                            By: /s/ Samuel Gulko
                                                --------------------------------
                                                    Samuel Gulko
                                                    Chief Financial Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NeoTheraputics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                                        Title                                 Date
     ---------                                        -----                                 ----
/s/ Alvin J. Glasky                    Chief Executive Officer, President             December 14, 1999
-----------------------------------    and Director (principal executive
    Alvin J. Glasky, Ph.D.             officer)


/s/ Samuel Gulko                       Chief Financial Officer, Secretary,            December 14, 1999
-----------------------------------    Treasurer and Director (principal
    Samuel Gulko                       financial and accounting officer)


/s/ Mark J. Glasky                     Director                                       December 14, 1999
-----------------------------------
    Mark J. Glasky


/s/ Frank M. Meeks                     Director                                       December 14, 1999
-----------------------------------
    Frank M. Meeks


     Signature                          Title                                               Date
     ---------                          -----                                               ----

/s/ Paul H. Silverman, Ph.D., D.Sc.    Director                                       December 14, 1999
-----------------------------------
    Paul H. Silverman, Ph.D., D.Sc.


/s/ Carol O'Cleireacain, Ph.D.         Director                                       December 14, 1999
-----------------------------------
    Carol O'Cleireacain, Ph.D.


/s/ Eric L. Nelson, Ph.D.              Director                                       December 14, 1999
-----------------------------------
    Eric L. Nelson, Ph.D.


/s/ Stephen Runnels                    Director                                       December 14, 1999
-----------------------------------
    Stephen Runnels


/s/ Joseph Rubinfeld, Ph.D.            Director                                       December 14, 1999
-----------------------------------
    Joseph Rubinfeld, Ph.D.


/s/ Armin Kessler                      Director                                       December 14, 1999
-----------------------------------
    Armin Kessler


/s/ Ann Kessler                        Director                                       December 14, 1999
-----------------------------------
    Ann Kessler

                                  EXHIBIT INDEX

       Exhibits                       Description
       --------                       -----------

         4.1 Securities Purchase Agreement dated as of November 19, 1999, by and among Registrant, Strong River Investments, Inc. and Montrose Investments L.P.(1)

         4.2 Registration Rights Agreement dated as of November 19, 1999, by and among Registrant, Strong River Investments, Inc. and Montrose Investments L.P.(1)

         4.3 Closing Warrant issued by Registrant to Montrose Investments L.P., dated as of November 19, 1999.(1)

         4.4 Closing Warrant issued by Registrant to Strong River Investments, Inc., dated as of November 19, 1999.(1)

         4.5 Adjustable Warrant issued by Registrant to Montrose Investments L.P., dated as of November 19, 1999.(1)

         4.6 Adjustable Warrant issued by Registrant to Strong River Investments, Inc., dated as of November 19, 1999.(1)

         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

        23.1 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

        23.2      Consent of Arthur Andersen LLP.

        24.1 Power of Attorney (included on the signature page to this Registration Statement).

-------------------
(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K dated December 7, 1999.